Exhibit (p)(9)

CODE OF ETHICS

(Revised as of June 22, 2018)

Manifold Partners LLC

I.	STATEMENT OF STANDARDS

This Code of Ethics (“Code”) sets forth the basic principles of ethical conduct for all members, officers and employees of Manifold Partners LLC (“Manifold Partners” or “Adviser”). Given that the Adviser intends to provide investment advisory services to two series of ALPS Series Trust, the members, officers and employees of the Adviser are also subject to a code of ethics pursuant to Rule 17j(1) of the Investment Company Act of 1940, as amended (“1940 Act”). As such, this Code is designed to (i) require the same reporting of information as that required pursuant to Rule 17j(1) under the 1940 Act and (ii) take into account the periodic reports required to be provided under ALPS Series Trust’s Code of Ethics will also satisfy the requirements under Section IV of the Code.

The foundation of this Code consists of basic standards of conduct including, but not limited to, the avoidance of conflicts between personal interests and interests of the Adviser and any client, including the series of ALPS Series Trust, (together, “Clients”). To this end, the members, officers, and employees of the Adviser should understand and adhere to the following ethical standards:

(A)	The duty at all times to place the interests of the Adviser’s clients first;

This duty requires that the members, officers and employees of the Adviser avoid serving their own personal interests ahead of the interests of Clients.

(B)	The duty to ensure that all personal securities transactions be conducted in a manner that is consistent with this Code to avoid any actual or potential conflict of interest or any abuse of such managing members, officers and employees position of trust and responsibility;

The members, officers and employees of the Adviser should study this Code and ensure that they understand its requirements. They should conduct their activities in a manner that not only achieves technical compliance with this Code but also abides by its spirit and principles.

(C)	The duty to ensure that the managing members, officers and employees of the Adviser do not take inappropriate advantage of their position with the Adviser; and

Members, officers and employees engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with the Adviser. They should avoid situations that might compromise their judgment (e.g., the receipt of gifts of more than de minimis value or unusual investment opportunities from person doing or seeking to do business with the Adviser).

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(D)	The duty to maintain full compliance with the Federal Securities Laws.

The Adviser’s members, officers and employees must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

II.	DEFINITIONS

A.	“Advisory Representative” means:

a.	any officer, employee or member of the Adviser;

b.	any employee who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made;

c.	any employee who, in connection with his duties, obtains any information concerning which securities are being recommended prior to the effect dissemination of such recommendations or of the information concerning such recommendations, or who has access to such recommendations that are nonpublic;

d.	any of the following persons who obtains information concerning securities recommendations being made by the Adviser or information concerning such recommendations:

i.	any natural person in a control relationship with either the Adviser or a registered investment company that is advised by the Adviser; or

ii.	any employee of the Adviser, or of an affiliate of the Adviser who is an “Access Person” of a registered investment company, as defined in Rule 17j(1) under the 1940 Avt, that is advised by the Adviser.

B.	“Affiliated Fund” is any mutual fund for which Manifold Partners serves as the investment adviser. Currently, the affiliated funds are the series of ALPS Series Trust, which will be advised by Manifold Partners (“Funds”).

C.	“Beneficial ownership” will be interpreted to be a beneficial owner of securities that are held by his or her immediately family members sharing the access person’s household.

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D.	“Control” shall have the same meaning as that set forth in section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company.

E.	“Covered Security” means any security other than the following, which are exempt: direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares of registered open-end investment companies (excluding shares of any series of ALPS Series Trust advised by the Adviser), and units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds.

F.	“Covered Persons” means members, officers and employees of Manifold Partners LLC.

G.	An “initial public offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”).

H.	“Portfolio Manager” means: any employee of the Adviser who occupies the position of portfolio manager with respect to the Clients or who executes or helps execute the purchase or sale of a security by, or on behalf of the Adviser.

I.	A “limited offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2), Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

J.	“Purchase or sale” for purposes of this Code of Ethics includes, among other things, the writing of an option to purchase or sell a security.

K.	“Unaffiliated Fund” is any mutual fund that is not an Affiliated Fund.

III.	APPLICABLE RESTRICTIONS

Covered Persons may have access to information about Client investments that is confidential and not available to the general public, such as information concerning securities held in, or traded by, Client portfolios, information concerning certain under-writings of broker-dealers affiliated with an investment that may be deemed to be “MATERIAL INSIDE INFORMATION”, and information which involves a merger or acquisition that has not been disclosed to the public.

“MATERIAL INSIDE INFORMATION” IS DEFINED AS ANY INFORMATION ABOUT A COMPANY WHICH HAS NOT BEEN DISCLOSED TO THE GENERAL PUBLIC AND WHICH EITHER A REASONABLE PERSON WOULD DEEM TO BE IMPORTANT IN MAKING AN INVESTMENT DECISION OR THE DISSEMINATION OF WHICH IS LIKELY TO IMPACT THE MARKET PRICE OF THE COMPANY’S SECURITIES.

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Covered Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.

In addition, Rule 17j-1(b) under the 1940 Act makes it unlawful for any affiliated person of an investment adviser to a fund, in connection with purchase or sale by such person of a security held or to be acquired by the fund:

(1)	To employ any device, scheme or artifice to defraud any registered investment company;

(2)	To make to any registered investment company any untrue statement of a material fact or omit to state to a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any registered investment company; or

(4)	To engage in any manipulative practice with respect to any registered investment company.

IV.	REPORTING REQUIREMENTS

A.	Reporting. Each Advisory Representative of the Adviser shall provide to the Adviser’s Chief Compliance Officer (“CCO”), or his or her designee, certain information (i.e., Code of Ethics Forms 1-3) to enable the CCO to administer the Code. Those reports are intended to disclose the Advisory Representative’s initial holdings, quarterly holdings and annual holdings in Covered Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

(1)	Initial Holding Report. Code of Ethics Form 1 or the information required by the Form shall initially be submitted no later than 10 days after that person becomes an Advisory Representative or Portfolio Manager of the Adviser, as of a date not more than 45 days prior to that person becoming a Advisory Representative.

(2)	Quarterly Reports. Code of Ethics Form 2 or the information required by the Form shall be filed no later than 30 days after the end of each calendar quarter, but transactions over which such Advisory Representative or Portfolio Manager had no direct or indirect influence or control need not be reported.

(3)	Annual Report. Code of Ethics Form 3 or the information required by the Form must be submitted by each Advisory Representative or Portfolio Manager within 45 days after the end of each calendar year.

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(4)	Duplicate Statements & Confirms. Advisory Representatives and Portfolio Managers must make arrangements to have duplicate broker trade confirmations and account statements sent to the CCO. Such Statements and Confirmations may be used by Advisory Representatives and Portfolio Managers in lieu of the quarterly and annual holdings reports provided the duplicate statements and confirms provide the required information as listed in the Forms.

B.	Exceptions from Reporting. Rule 204A-1 under the Advisers Act permits three exceptions to personal securities reporting. No reports are required:

1.	With respect to transactions effected pursuant to an automatic investment plan; and
2.	With respect to securities held in accounts over which the Advisory Representative had no direct or indirect influence or control.
V.	REVIEW AND ENFORCEMENT

A.	Review

(1)	The CCO will have primary responsibility for enforcing the Code and shall, from time to time, review the reported personal securities transactions of Advisory Representatives or Portfolio Managers for compliance with the requirements of this Code. The review will assess, among other things, whether any Advisory Representative is trading for his/her own account in the same securities he/she is trading for Clients, periodically analyze Access Person trading for patterns that may indicate abuse, including market timing, and investigate any substantial disparities between the quality of performance and percentage of trades that are profitable when the Access Person trades for his/her own account and when he/she trades for Clients.

(2)	If the CCO determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed, the CCO shall give such Covered Person an opportunity to supply additional information regarding the transaction(s) in question.

B.	Enforcement.

(1)	If the CCO determines that a material violation of this Code has occurred, the CCO shall promptly report the violation to Chief Executive Office (“CEO”) of the members of the Adviser. The CEO hall take such actions as he deems appropriate, including imposition of any sanctions that they consider appropriate.

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(2)	Any violations of the Code by the CEO will be considered by the CCO, who shall sole responsibility for determining the sanctions that may be placed on the CEO. Similarly, any violations of the Code by the CCO will be considered by the CEO, who shall sole responsibility for determining the sanctions that may be placed on the CEO

(3)	All violations of the Code must be promptly reported to the CCO.

(4)	Through training regarding the Code, Covered Persons (including Advisory Representatives) are expected to have a meaningful understanding of the importance of the Code and of the consequences of violating the Code.

VI.	RESTRICTIONS AND PRECLEARANCE

Prior to trading in any Covered Security by an Advisory Representative, preclearance is required. If you have been identified as an Advisory Representative, please complete Code of Ethics Form 4 and submit Code of Ethics Form 4 to the CCO or his/her designee to obtain pre-clearance approval prior to trading in any Covered Security.

A.	Initial Public Offerings and Limited Offerings. No Advisory Representative may acquire any direct or indirect beneficial ownership in any securities in an initial public offering (IPO) or in a limited offering unless the CEO of the Adviser or the CCO has authorized the transaction in advance.

B.	Preclearance. Unless a transaction is exempt (see below), an Advisory Representative may not purchase or sell, directly or indirectly any Covered Security unless the CCO, or his/her designee, has approved a written request relating to such purchase or sale within three (3) days prior to the execution of the transaction and such approval has not been rescinded. Neither the CCO nor his/her designee shall grant preclearance for a transaction in a Covered Security if, to their knowledge, the Adviser has a pending buy or sell order for that security or a closely related security. No Advisory Representative shall purchase or sell, directly or indirectly any Covered Security:

o	which the Advisory Representative knows or should have known is, at the time of the purchase or sale, being considered for purchase or sale by, or on behalf of Clients of the Adviser;

o	which the Advisory Representative knows or should have known is, at the time of the purchase or sale, being purchased or sold, or on behalf of Clients of the Adviser;

o	on a day during which, the advisory representative knows or should have known, the Adviser has a “buy” or “sell” order pending; or

o	which is an Affiliated Fund, unless all Advisory Representative receives prior written approval from the CCO, or his/her designee, before purchasing or selling shares of any mutual fund for Manifold Partners which serves as the investment adviser or sub-adviser. Any such pre-clearance is valid for five (5) concurrent trading sessions. This prohibition does not cover purchases and redemptions/sales effected on a regular periodic basis by automated means, such as a 401(k) plan.

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VII.	OUTSIDE BUSINESS ACTIVITIES

Covered Persons may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations, but shall notify the CCO and receive approval prior to engaging in such outside business activity. The outside organization can include a public or private corporation, partnership, charitable foundation and other not-for-profit institution. Covered Persons may also receive compensation for such activities.

As an outside board member or officer, a Covered Person may come into possession of Material Non-Public Information about the outside organization. It is critical that a proper information barrier be in place between the Adviser and the outside organization, and that the Covered Person does not communicate any Material Non-Public Information to any other Covered Persons or anyone else in violation of the information barrier or the federal securities laws prohiitions.

Covered Persons are prohibited from engaging in outside activities without the prior written approval of the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made in the Adviser’s Form ADV.

VIII.	GIFTS AND ENTERTAINMENT

The following provisions on gifts apply to all Covered Persons.

Covered Persons are forbidden from accepting any gifts or hospitality of a value or frequency that might induce the recipient to conduct business in a manner that would conflict with the Adviser’s fiduciary responsibilities to its Clients. It is important that Covered Persons are able to accept offers of hospitality and/or gifts from business contacts. However, the controls below are designed to ensure that the Adviser manages the risks involved in accepting gifts or hospitality.

Gifts Register: The CCO shall maintain a register of all gifts and hospitality with an estimated value of over USD $100. The estimated value of hospitality should be taken as the face value of tickets and not the estimated market value. This would, for example, apply to major sporting events; however, if the business acquaintance attends the event with an Covered Persons, then the tickets are not considered hospitality. Also, business lunches and dinners are exempt from the reporting requirement.

All Covered Persons are required to inform the CCO about both the gifts and hospitality they may receive and give. Currently, Covered Persons are not required to disclose gifts and hospitality valued at less than USD$100. In addition, Covered Persons will be asked to confirm at least annually that they have either disclosed all receipts or donations of gifts and hospitality or that you have not received or given gifts and hospitality.

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When you give or receive a gift or hospitality with a value of more than USD$100, you are required to inform the CCO by completing a gift log (Code of Ethics Form 5) prior to giving or upon receipt.

IX.	RECORDS

The Adviser shall maintain records in the manner and to the extent set forth below:

o	A copy of the Code and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

o	A record of any violation of the Code of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the year in which the violation occurs;

o	A copy of each report made pursuant to the Code by an Advisory Representative or Covered Person, including any information provided in lieu of reports, shall be preserved by the Adviser for a period of not less than five years from the end of the calendar year in which it is made, the first two years in an easily accessible place;

o	A list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

o	Advisory Representative/Covered Person’s acknowledgment of the Code must be kept for five years after the person ceases to be an Advisory Representative/Covered Person. A list must include every person who was an Advisory Representative/ Covered Person at any time within the past five years, even if some of them are no longer an Advisory Representative/Covered Person of the Adviser;

o	The Adviser shall preserve a record of any decision, and the reasons supporting the decision to approve the acquisition by investment personnel of securities that were a part of an IPO or a Limited Offering for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

X.	ADMINISTRATION

A.	Confidentiality. All reports of securities transactions and any other information provided by any person pursuant to the Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

B.	Educating Employees about the Code of Ethics. The Adviser will provide its Advisory Representatives/Covered Persons with a copy of the Code and any amendments. Each Advisory Representative/Covered Person will be required to acknowledge in writing his/her receipt of the documents and to certify that they have read and understood the Code of Ethics. The CCO will conduct periodic orientation or training sessions with new and existing employees to remind them of their obligations under the Code.

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C.	Amendment; Interpretation of Provisions. The Adviser may from time to time amend the Code or adopt such interpretations of the Code, as they deem appropriate.

Notification of Amendments to Registered Investment Companies. The CCO designated by the Adviser to administer this Code must obtain approval of the board of trustees of any registered investment company for any material change to this Code no later than six months after the adoption of the material change and shall be responsible for certifying annually to the board of trustee of any registered investment company regarding material violations of the Code and the adoption of policies reasonably necessary to prevent violations of the Code. The Adviser shall retain a copy of the annual certification for at least five (5) years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

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